As filed with the Securities and Exchange Commission on February 8, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XOMA Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	52-2154066
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher J. Margolin, Esq.

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7292

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

James B. Bucher, Esq. Shearman & Sterling LLP 1080 Marsh Road Menlo Park, CA 94025 (650) 838-3600	Geoffrey E. Liebmann, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000	Abigail Arms, Esq. Shearman & Sterling LLP 801 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 508-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (Securities Act), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-130442

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
6.50% Convertible SNAPsSM due 2012	$2,000,000	107.0%(1)	$2,140,000.00	$229(1)
Common Shares, par value $.0005 per share	1,344,358(3)	$1.625(4)	450,786.38(4)	49
Total Registration Fee				$278

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

(2)	The common shares that are being registered include 277,407 shares that would be issued if the Registrant elects, under the terms of the new notes, to make four years of interest payments on the new notes in common shares instead of cash. No additional consideration shall be received for the other 1,066,951 common shares issuable upon conversion of the new notes and therefore no registration fee is required for such shares pursuant to Rule 457(i) under the Securities Act.

(3)	Estimated in accordance with Rule 457(c) and Rule 457(d) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low price of the Registrant’s common shares as reported on The Nasdaq National Market on February 7, 2006.

This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(b) under the Securities Act of 1933.

Incorporation of Certain Information By Reference

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), solely to register an additional $2,000,000 aggregate principal amount of new notes of XOMA Ltd., a Bermuda company (the “Company”). The contents of the Registration Statement on Form S-3 (No. 333-140442), filed by the Company with the Securities and Exchange Commission on December 19, 2005, as amended by Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on January 11, 2006, Amendment No. 2 to Registration Statement on Form S-3 filed with the Commission on January 11, 2006, the preliminary prospectus dated January 10, 2006 filed with the Commission on January 11, 2006 pursuant to Rule 424(a) under the Act, and Amendment No. 3 to Registration Statement on Form S-3 filed with the Commission on February 2, 2006, including the exhibits thereto and each of the documents incorporated by reference therein, are incorporated by reference into this Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on February 8, 2006.

XOMA LTD.

By	/s/ J. David Boyle II
Name: J. David Boyle II
Title: Vice President, Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John L. Castello	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 8, 2006

* Patrick J. Scannon	Chief Scientific and Medical Officer and Director	February 8, 2006

/s/ J. David Boyle J. David Boyle II	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2006

* James G. Andress	Director	February 8, 2006

* William K. Bowes, Jr.	Director	February 8, 2006

* Arthur Kornberg	Director	February 8, 2006

* Peter B. Hutt	Director	February 8, 2006

* W. Denman Van Ness	Director	February 8, 2006

* Patrick J. Zenner	Director	February 8, 2006

*By:	/s/ Christopher J. Margolin
Christopher J. Margolin,
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Document Description
5.1	Opinion of Cahill Gordon & Reindel LLP

5.2	Opinion of Conyers Dill & Pearman

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1)

23.3	Consent of Conyers Dill & Pearman (included in Exhibit 5.2)